Exhibit 99.1

January 22, 2016

Board of Directors
Breathe eCig Corp.
322 Nancy Lynn Lane, Suite 7
Knoxville, Tennessee 37919

RE:           Resignation from Breathe eCig Corp.

To Whom It May Concern:

Effective as of the date hereof, please accept this correspondence as formal notice of my resignation of my officer and director positions held with Breathe eCig Corp., a Nevada corporation (the “Company”), including, but not limited to, Chief Executive Officer, Chief Financial Officer and member of the Board of Directors.

My resignation is not a result of any disagreement with the Company or any of its subsidiaries on any matters related to their operation, policies or practices.

I am most grateful for the opportunity serve the Company’s and wish the Company the best as it moves forward with its strategic objectives and look forward to assisting as a consultant.

Sincerely,

/s/ Joshua Kimmel__
Joshua Kimmel